Exhibit 99.1
Press Release
Source: Senetek PLC

Senetek Completes Sale of Mill Creek® and Silver Fox® Product Lines to U.S.
International Trading Corporation for $2.7 Million

NAPA, Calif., Oct. 15, 2002 /PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, and U.S. International Trading Corporation (USITC) today announced the purchase by USITC of the rights to the Mill Creek® personal care line, the Silver Fox® hair care line and other brands acquired by Senetek in its 1995 acquisition of Carme, Inc. The product lines had been licensed to USITC by Senetek since 1999, and the purchase was made under a purchase option provided for in the license agreement.

The purchase price is $2.7 million, payable $400,000 at closing and not less than $400,000 per year beginning in 2003 plus interest on the outstanding balance. The transaction closed in escrow pending the recording of title transfers by the Patent and Trademark Office.

Frank J. Massino, Senetek’s Chairman and Chief Executive Officer, said, “This represents another successful execution of our overall business strategy to focus on our core technologies, proprietary skincare therapeutics and sexual dysfunction. This transaction further strengthens our continuously improving cash position to help bring additional core products to market.”

Panch Prasad, President and Chief Executive Officer of USITC said, “We are delighted with this purchase, which puts us in a position to invest in building these brands as part of our portfolio of fine cosmetics and personal care products for the natural products and drug stores classes of trade. We look forward to future collaborations with Senetek.”

U.S. International Trading Corporation is a privately held international trading company that develops, manufactures and distributes fine lines of personal care products that include Bellance, DuBarry®, Mill Creek®, Jojoba Farms®, Sleepy Hollow Botanicals®, Silver Fox®, etc. U.S. International Trading Corporation was founded in 1990.

Senetek PLC is a biopharmaceutical company focused on developing and co-marketing products in the key skincare/dermatologicals and sexual dysfunction categories worldwide.

Visit Senetek PLC’s web site: http://www.senetekplc.com.
Investor Relations Contact:
1-707-226-3900 ext. 102
E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release may contain statements that may be considered “forward-looking statements” under the Federal securities laws, including statements concerning the revenue and licensing income the Company may receive in the future under licenses of the Company’s products, and the additional licensing agreements the Company may enter into during 2002. No forward-looking statement the Company makes is a guarantee of future performance or events. Actual results or events may differ materially from those in the forward-looking statements as a result of various factors, including the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the three months ended June 30, 2002, filed with the Securities and Exchange Commission.